Exhibit 99.1

CANARGO ENERGY CORPORATION
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
PROCEEDINGS AGAINST UNDERWRITERS
January 16, 2009 — Guernsey, British Isles — CanArgo Energy Corporation (“CanArgo” or the “Company”) (OSE: CNR, NYSE ALTERNEXT: CNR.BC) today announced that the Company has filed a lawsuit with the Oslo Conciliation Board, as court of first instance in Oslo, Norway, against Caldwell Associates Limited, Provincial Securities Limited and Heritage Cie S.A., three of the underwriters of the Company’s recent rights offering.
The defendant parties have not given notification that they are represented by legal attorneys in the matter. CanArgo is therefore, under Norwegian law, required to bring the lawsuit before the Conciliation Board, instead of directly in the Oslo District Court. The Conciliation Board may however refer the matter to the Oslo District Court.
CanArgo is in preliminary settlement discussions with certain of the other five underwriters (who in aggregate account for $5m of the total $24.2m underwriting commitments) and accordingly at this time has not filed a complaint against those five underwriters.
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in Georgia.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
US and NORWAY
Eric Cameron, Christopher Rodsten, Fredrik Tangeraas
Gambit Hill & Knowlton AS
Tel: +47 96 62 55 94
Email: canargo@hillandknowlton.com

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